Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:     Taubman Centers       Rubenstein Associates
        Barbara Baker        Gary Lewi
  Vice President, Investor Relations       (212) 843-8010
  (248) 258-7367

  Karen Mac Donald
  Director, Communications
  (248) 258-7469

FOR IMMEDIATE RELEASE

TAUBMAN RETURNS TO THE COURTROOM ENFORCING ITS RIGHT TO BUILD THE MALL AT OYSTER BAY

Barneys New York Joins Neiman Marcus and Nordstrom to Anchor
Long-Awaited Center

SYOSSET, NEW YORK, Oct. 30, 2006 -- Taubman Centers (NYSE: TCO) today announced that it is seeking a final decision in the Supreme Court of the State of New York (Suffolk County) on its land use plan for the former Cerro Wire factory site in Syosset, Long Island. The move enforces the company’s right to build an 860,000 square foot mall anchored by Neiman Marcus, Nordstrom and now, Barneys New York.
Steve Kieras, Taubman’s senior vice president of development stated, “Oyster Bay Town Supervisor John Venditto has often said the courts should not be the final arbiter of town zoning decisions and we would traditionally concur. However, given our unsuccessful attempts to date to reach a settlement with the Town, we are left with no choice but to re-enter the court house for the purpose of enforcing our right to build based on previous judicial decisions and our strategic commitment to serve the Long Island market.”

(more)

Taubman Centers/2

The Taubman proposal will create an economic transformation of the former wire manufacturing complex, building a world-class retail center on the site that will include the renowned Barneys New York, the legendary Neiman Marcus and the prestigious Nordstrom fashion department stores and over 100 inline stores. Construction of the mall is expected to generate 3,000 to 3,500 jobs in the building trades while pumping nearly a half billion dollars into the county’s economy. After construction, the mall is expected to generate annual salaries of nearly $51 million and nearly $8.6 million in annual real estate tax revenues for the town and county. Sales taxes are expected to be $26.9 million annually. The Syosset School District is anticipated to receive nearly $4.7 million annually. The county’s economy is expected to realize a boost of $308 million as a result of the economic activity and nearly 2,000 permanent jobs generated by commerce at the site.
Mr. Kieras said that Taubman would be willing to resume discussions with the Town regarding the possibility of modifying the size of the mall while the case in court proceeds; however, in light of prior court rulings, he believes the court will allow the company to build the larger size mall as originally proposed.
“During our recent discussions with the Town of Oyster Bay, we believed that our offer to settle for a reduced size mall was acceptable to the Town. Without a resolution, though, we have no choice but to continue the legal process for the purpose of moving forward,” said Mr. Kieras.
Jack Kennedy of the Nassau Suffolk Building Trades, an umbrella organization that represents some 30,000 working families across Long Island, stated, “We are terribly disappointed that the Town is still refusing to recognize Taubman’s legal right to build a mall. There are very few on either side of this issue who don’t expect the site to be ultimately developed. In fact, there have been multiple court decisions in favor of the developer. Now, with Taubman compelled to go back to the courts, a judge will be asked to order the Town to comply with its legal obligations. As far as I’m concerned, Oyster Bay Town Hall has failed to do its job. The organized labor community will not let this latest breakdown in protecting our local economy go unnoticed or unanswered.”

(more)

Taubman Centers/3

“We are firmly committed to building a mall on this property,” said Lisa A. Payne, vice chairman and chief financial officer of Taubman Centers. “Sixty-five percent of the tenant space in the mall is committed, over 50 percent has fully-executed leases, and the mall will be anchored by three of the world’s greatest retailers: Neiman Marcus, Nordstrom and Barneys New York. Depending on the timing of the construction and opening of the mall, we anticipate spending as much as $500 million on this project. Assuming $500 million of cost we expect a minimum return of seven percent, resulting in an asset that will create significant value for our shareholders.”
Taubman Centers Inc., a real estate investment trust, currently owns and/or manages 23 urban and suburban regional and super regional shopping centers in 11 states with an industry-leading sales productivity averaging over $500 per square foot. Taubman Centers is headquartered in Bloomfield Hills, Michigan. The company’s website is www.taubman.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

###